Item 77E. Legal Proceedings

PRESS RELEASE

JOHN HANCOCK ADVISERS, LLC
PROVIDES STATEMENT ON AUCTION RATE PREFERRED LAWSUIT AND
RELATED MATTERS

BOSTON, MA (March 4, 2011) – John Hancock Advisers, LLC (“JHA”) announced that on March 1, 2011, an order was entered dismissing with prejudice shareholder derivative complaints that were filed in the Superior Court of The Commonwealth of Massachusetts, Suffolk County, with respect to two leveraged John Hancock closed-end funds that it advises, John Hancock Preferred Income Fund III (NYSE: HPS) and John Hancock Tax-Advantaged Dividend Income Fund (NYSE: HTD). The order of dismissal was entered after the two actions were consolidated by the court. Previously, HPS and HTD each received a demand letter from the same law firm on behalf of putative common shareholders of the respective funds. The complaints named JHA, JHA’s parent company Manulife Financial Corporation (USA), and certain of the interested Trustees, executive officers and portfolio managers of HPS and HTD in connection with the redemption of auction preferred shares (“APS”) of HPS and HTD. The complaints alleged, among other things, that the named defendants breached their fiduciary duties to HPS and HTD and their common shareholders by redeeming APS at their liquidation preference and alleged that such redemptions caused losses to HPS and HTD and their common shareholders.

Statements in this press release that are not historical facts are forward-looking statements as defined by the United States securities laws. You should exercise caution in interpreting and relying on forwardlooking statements because they are subject to uncertainties and other factors which are, in some cases, beyond the funds’ control and could cause actual results to differ materially from those set forth in the forward-looking statements.

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PRESS RELEASE

JOHN HANCOCK ADVISERS, LLC
PROVIDES STATEMENT ON ADDITIONAL AUCTION RATE PREFERRED
LAWSUIT AND RELATED MATTERS

BOSTON, MA (September 1, 2010) – John Hancock Advisers, LLC announced today that on August 30, 2010, a shareholder derivative complaint was filed in the Superior Court of The Commonwealth of Massachusetts, Suffolk County, with respect to John Hancock Tax-Advantaged Dividend Income Fund (NYSE: HTD), a leveraged John Hancock closed-end fund. The complaint is substantially similar to the one that was filed by the same law firm with respect to John Hancock Preferred Income Fund III (NYSE: HPS) on August 24, 2010, and was filed against John Hancock Advisers, LLC, HTD’s adviser (“JHA”), JHA’s parent company Manulife Financial Corporation, and certain of the Trustees, executive officers and portfolio managers of

HTD in connection with the redemption of auction preferred shares of HTD (“APS”). The complaint alleges, among other things, that the named defendants breached their fiduciary duties to HTD and its common shareholders by redeeming APS at their liquidation preference and alleges that such redemptions caused losses to HTD and its common shareholders. The plaintiffs are seeking monetary damages for the alleged losses and certain other relief. As previously announced, John Hancock Patriot Premium Dividend Fund II (NYSE: PDT), another leveraged John Hancock closed-end fund, received a demand letter from the same law firm that filed the complaints with respect to HTD and HPS on behalf of a putative common shareholder of PDT. That demand letter similarly alleged that JHA and certain of the Trustees, executive officers and portfolio managers of PDT breached their fiduciary duties to PDT by redeeming Dutch Auction Rate Transferable Securities Preferred Stock at their liquidation preference and demands that the Board of Trustees take action to remedy those alleged breaches. No shareholder derivative complaint has been filed with respect to PDT at this time.

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PRESS RELEASE

JOHN HANCOCK ADVISERS, LLC
PROVIDES STATEMENT ON DEMAND LETTER REGARDING
AUCTION PREFERRED SHARES

BOSTON, MA (May 27, 2010) – John Hancock Advisers, LLC announced that John Hancock Preferred Income Fund III (the “Fund”), a leveraged John Hancock closed-end fund, received a demand letter from a law firm on behalf of a putative common shareholder of the Fund. The demand letter alleges that John Hancock Advisers, LLC, the Fund’s adviser, and certain of the Trustees and executive officers of the Fund breached their fiduciary duties to the Fund related to the redemption at par of the Fund’s auction preferred shares (APS), and demands that the Fund’s Board of Trustees take action to remedy those alleged breaches. The Board of Trustees is considering the demand letter at this time.

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